EXHIBIT 99

FOR RELEASE 5:00 p.m. January 31, 2006

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Senior Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION POSTS RECORD EARNINGS FOR NINTH

CONSECUTIVE YEAR AND RECORD ASSET GROWTH;

FOURTH QUARTER EARNINGS UP 31% OVER PRIOR YEAR

ROANOKE, VIRGINIA. January 31, 2006 — Roanoke-based Valley Financial Corporation (OTC -VYFC) announced today its consolidated financial results for 2005, including the highest yearly net income in its history and record annual asset growth exceeding $125 Million.

Net income for 2005 was $3,392,000 compared with $2,824,000 for 2004, an increase of 20%. Diluted earnings per share were $0.80 in 2005 compared to $0.70 for 2004, a 14% increase. Earnings per share growth would have been in step with net earnings growth except for the 133,098 additional shares issued during the second quarter of 2004 due to the exercise of certain stock options by officers of the Company and 275,000 additional shares issued during the fourth quarter of 2004 due to a private placement transaction. The Company’s return on average total assets was 0.79% for 2005 and its return on average shareholders’ equity was 11.12%, compared with 0.82% and 12.00%, respectively, for 2004.

At December 31, 2005 Valley Financial’s total assets were $498,950,000, total deposits were $365,316,000, total loans stood at $414,377,000 and total shareholders’ equity was $30,715,000. Compared with December 31, 2004, the Company experienced increases of $125,007,000 or 33% in total assets, $85,983,000 or 31% in total deposits, $131,601,000 or 47% in total loans and $2,399,000 or 8% in stockholders’ equity over the prior twelve-month period.

For the quarter ended December 31, 2005 the Company had record quarterly net income of $1,122,000 versus $854,000 in the fourth quarter of 2004, a 31% increase quarter over quarter. Return on average total assets was 0.94% for the quarter and return on average shareholders’ equity was 13.14%, compared with 0.92% and 12.91% respectively, for the same period in 2004.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “We are quite pleased with our performance for 2005. Loan growth exceeded any previous 12-month period in the Company’s history and continues to be the primary driver to the Company’s exceptional growth trend. 2005 was a particularly strong year in terms of loan growth due to the bank’s concerted effort to expand its business banking department. We believe these growth rates clearly demonstrate the preference of local businesses and individuals to seek the high degree of personalized service and local decision-making offered by Valley Bank.”

Regarding the strong performance in the fourth quarter of 2005, Gutshall said “As of September 30, the Bank’s earning asset level had surpassed the level needed to adequately absorb the additional personnel and other general operating expenses related to our expanded business banking division. This incremental revenue stream from business banking began having a significant impact on net income during the fourth quarter.”

To support this level of growth, the Company did issue on September 26, 2005, $7,000,000 of trust preferred securities (the “Capital Securities”) through the Company’s newly formed and wholly-owned special purpose finance subsidiary, Valley Financial (VA) Statutory Trust II, a Connecticut Statutory Trust (the “Trust”). Consolidated capital ratios continue to be in excess of required regulatory minimums for a well-capitalized institution.

The Company paid its fourth consecutive semi-annual cash dividend in the increased amount of $0.07 per share on January 3, 2006 to shareholders of record December 15, 2005. This was an increase over the prior dividend of $0.06 per share. Gutshall stated “We are committed and pleased to have a consistent track record of providing a tangible return to our shareholders in addition to the increase in the overall value of their stock since our Initial Public Offering in 1995.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.

Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its newly formed wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and investment activities, and incorporates a link to extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 2005	December 31 2004
Total assets	$498,950	$373,943
Total loans	414,377	282,776
Investments	57,989	71,475
Deposits	365,316	279,333
Borrowed funds	98,829	64,004
Stockholders’ equity	30,715	28,316
Non-performing assets to total assets	0.72%	0.10%
Loans past due more than 90 days to total loans	0.10%	0.08%
Allowance for loan losses to total loans	1.00%	1.06%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$7.64	$6.94

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31		December 31
	2005	2004	2005	2004
Interest income	$7,371	$4,990	$24,579	$17,858
Interest expense	3,502	1,926	10,980	6,929
Net interest income	3,869	3,064	13,599	10,929
Provision for loan losses	117	55	1,297	633
Net interest income after provision for loan losses	3,752	3,009	12,302	10,296
Noninterest income	426	345	1,746	1,350
Noninterest expense	2,594	2,166	9,342	7,799
Net income before taxes	1,584	1,188	4,706	3,847
Provision for income taxes	462	334	1,314	1,023
Net income	$1,122	$854	$3,392	$2,824
Basic net income per share	$0.27	$0.22	$0.83	$0.75
Diluted net income per share	$0.27	$0.21	$0.80	$0.70
Return on average total assets	0.94%	0.92%	0.79%	0.82%
Return on average total equity	13.14%	12.91%	11.12%	12.00%
Yield on earning assets (TEY)	6.55%	5.77%	6.13%	5.57%
Cost of funds	3.13%	2.25%	2.76%	2.17%
Net interest margin	3.46%	3.57%	3.42%	3.45%
Overhead efficiency ratio (core)	58.66%	61.47%	59.05%	60.92%